EXHIBIT 10.24

AMENDMENT TEN TO CREDIT AGREEMENT

This Amendment Ten to Credit Agreement (“Amendment”) is dated as of August 10, 2005 (“Effective Date”), among MATRIX SERVICE COMPANY, a Delaware corporation (“Borrower”), the Lenders described below, and JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)), as a Lender, LC Issuer and as Agent for the Lenders.

RECITALS

A. Lenders have provided credit facilities to Borrower pursuant to that certain Credit Agreement dated as of March 7, 2003, among Borrower, Agent and the various Lenders party thereto (the “Original Credit Agreement”), as amended by that certain Amendment One to Credit Agreement dated as of May 22, 2003, that certain Amendment Two to Credit Agreement dated as of August 27, 2003, that certain Amendment Three to Credit Agreement dated as of December 19, 2003, that certain Amendment Four to Credit Agreement dated as of March 11, 2004, that certain Amendment Five to Credit Agreement dated as of May 6, 2004, that certain Amendment Six to Credit Agreement dated as of August 5, 2004, that certain Amendment Seven to Credit Agreement dated as of October 6, 2004, that certain Amendment Eight to Credit Agreement dated as of November 30, 2004, that certain Amendment Nine to Credit Agreement dated as of April 22, 2005 and those certain letter agreements dated March 23, 2005, April 8, 2005, May 6, 2005, June 8, 2005 and July 20, 2005 (as amended, the “Credit Agreement”).

B. Borrower has requested that the Lenders make certain modifications to the Credit Agreement and the Lenders and Agent have agreed, subject to the terms of this Amendment.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment (including the Recitals) shall have the meanings given to them in the Credit Agreement. All terms defined in the foregoing Recitals are incorporated herein by reference. The term “Loan Documents” is hereby amended to include the Credit Agreement, as amended by this Amendment, all as they may be further amended from time to time with the consent of the Agent and, to the extent required by the Credit Agreement, the Lenders. The term “Agreement”, as used in the Credit Agreement, is hereby amended to mean the Credit Agreement, as amended by this Amendment and as it may be further amended from time to time with the consent of the Agent and, to the extent required by the Credit Agreement, the Lenders. The term “Credit Agreement” in all other Loan Documents is hereby amended to mean the Credit Agreement, as amended by this Amendment, as it may be further amended from time to time with the consent of the Agent and, to the extent required by the Credit Agreement, the Lenders.

The following defined terms shall hereafter mean the following, for purposes of this Amendment and the Credit Agreement as amended by this Agreement:

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth as follows: (i) 0.625% per annum from August 1, 2005 through December 31, 2005 and (ii) 1.0% per annum from January 1, 2006 to the Facility Termination Date.

“Applicable Margin” means the percentage rate per annum which is applicable at such time with respect to the listed Loans and Advances as set forth below:

	Applicable Margin		Additional Accrued Margin
Period	Revolver & Term Loans	Revolver B Loans	Revolver & Term Loans	Revolver B Loans
April 22, 2005 – April 30, 2005	1.00%	0%	1.00%	0%
May 1, 2005 – May 31, 2005	1.00%	0%	1.50%	0%
June 1, 2005 – June 30, 2005	1.00%	0%	2.00%	0%
July 1, 2005 – July 31, 2005	1.00%	0%	2.50%	0%
August 1, 2005 – August 31, 2005	1.00%	0%	3.00%	0%
September 1, 2005 – September 30, 2005	1.00%	0%	3.50%	0%
October 1, 2005 – October 31, 2005	1.00%	0%	4.00%	0%
November 1, 2005 – November 30, 2005	1.00%	0%	4.50%	0%
December 1, 2005 – December 31, 2005	1.00%	0%	5.00%	0%
January 1, 2006 – January 31, 2006	3.50%	3.50%	3.50%	3.50%
February 1, 2006 – February 28, 2006	4.75%	4.75%	2.50%	2.50%
March 1, 2006 – March 31, 2006	6.00%	6.00%	1.50%	1.50%
April 1, 2006 and thereafter	8.25%	8.25%	0.00%	0.00%

“Augmented Consolidated EBITDA” shall mean, for any period as to which Augmented Consolidated EBITDA is determined (the “AC EBITDA Test Period”), Consolidated EBITDA for such AC EBITDA Test Period plus the lesser of (i) $3,000,000.00 or (ii) the sum of the following:

(A) if one or more sales of assets approved by the Lenders has occurred and the proceeds of such sale(s) have been received by Agent during such AC EBITDA Test Period, then the aggregate for all such sales of the following: the amount, if any, by which (1) an amount equal to the Borrowing Base immediately after the closing of such sale minus the aggregate principal balance of the Revolving Loans measured immediately after the application of such proceeds, exceeds (2) an amount equal to the Borrowing Base immediately prior to the closing of such sale minus the aggregate principal balance of the Revolving Loans measured immediately prior to the application of such proceeds;

(B) federal and state tax refunds received during such period less the amount of any taxes paid that were added to Consolidated Net Income in order to calculate Consolidated EBITDA for the same period;

(C) reimbursements received during such period from customers for capital expenditures associated with the LNG Project to the extent that, during the same period, such capital expenditures actually occurred; and

(D) cash proceeds received during such period from the sale of any common stock, preferred stock, warrant or other equity (other than the exercise of stock options by employees, officers and directors) approved by the Lenders and from the issuance of any Subordinated Indebtedness approved by the Lenders.

“Consolidated EBITDA” means the following, all calculated for the Borrower and its Subsidiaries on a consolidated basis for any period:

Consolidated Net Income for such period

(i) plus, to the extent deducted in determining Consolidated Net Income, (A) Consolidated Interest Expense, (B) expenses for taxes paid or accrued, and (C) depreciation and amortization,

(ii) minus, to the extent included in Consolidated Net Income, (A) gains on sales of fixed assets, (B) extraordinary gains realized other than in the ordinary course of business, and (C) income tax benefits, and

(iii) plus, to the extent deducted in determining Consolidated Net Income, up to $3,000,000.00 in the aggregate of the following: (A) (1) fees to Capstone Corporate Recovery LLC, Gable & Gotwals or other counsel to the Lenders, Glass & Associates, and consultants retained by Borrower related to the reorganization of the Borrower’s fabrication operations, (2) other expenses arising from the reorganization of Borrower’s fabrication operations, (3) lease termination costs arising from the termination of leases occurring as a part of and during restructuring, and (4) costs and expenses related to the search for a replacement chief executive officer, but only to the extent paid or incurred on or before November 30, 2005; (B) severance payments and retention bonuses associated with restructuring; (C) legal fees and legal expenses incurred with regard to the enforcement and collection of the Large Disputed Accounts; (D) losses on sales of fixed assets approved by the Lenders and incurred prior to November 30, 2005; and (E) losses arising from the settlement of Large Disputed Accounts.

“Facility Termination Date” means June 30, 2006 or any earlier date on which the Aggregate Revolving Loan Commitments are reduced to zero or all Revolving Loan Commitments are otherwise terminated pursuant to the terms hereof.

“LNG Project” means the project related to the engineering and construction of three 160,000 cubic meter single containment Liquefied Natural Gas (LNG) tanks for Cheniere Energy, Inc.’s wholly owned limited partnership, Sabine Pass LNG, LP. pursuant to that certain Lump Sum Turnkey Agreement with Bechtel Corporation by Matrix Service Inc., in collaboration with Mitsubishi Heavy Industries, Ltd.’s wholly owned subsidiary, Diamond LNG LLC.

“Revolver B Borrowing Base” means at any time the lesser of

(i) $10,000,000.00 (which represents a portion of the total amount the Revolver B Lenders estimate is likely to be collected by Borrower in connection with the Large Disputed Accounts), and

(ii) an amount equal to the product of

(A) the lesser of (1) at any time, the net book value of the Large Disputed Accounts as determined under generally accepted accounting principles and reported in the Borrower’s most recent Form 10-Q or 10-K as filed with the Securities and Exchange Commission, (2) the net book value of the Large Disputed Accounts as determined by Borrower, and (3) the lesser of the amount in (1) and (2) above minus any amounts by which the Large Disputed Accounts have been reduced since reported to the Securities and Exchange Commission or determined by the Borrower, as the case may be, due to any settlement agreement or compromise, payment, or order or judgment of any court or arbitrator(s),

(B) an amount no less than .40 and no greater than .60 that the Agent notifies Borrower in writing is determined by the Revolver B Lenders, provided that as of August 10, 2005 and until a notice to the contrary from the Agent to the Borrower, such amount is .50.

“Revolver B Termination Date” means June 30, 2006, or any earlier date on which the Revolving B Loan Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

2. Amendments to Credit Agreement.

2.1. (a) The definition of “Aggregate Commitment” in the Credit Agreement is hereby amended by replacing the term “Revolving Credit Commitments” with the term “Aggregate Revolving Loan Commitments”.

(b) The last sentence of the definition of “Revolver B Borrowing Base” is hereby deleted.

2.2. Section 2.19.4 of the Credit Agreement is hereby replaced with the following

2.19.4. LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to these applicable percentages per annum on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on the last day of each calendar quarter (such fee described as the “LC Fee”): (i) 4.25% from August 1, 2005 through December 31, 2005 and (ii) 6.25% from January 1, 2006 and thereafter. The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee equal to 0.25%, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.3. A new Section 2.24 is hereby added to the Credit Agreement as follows:

2.24 Additional Fee. In addition to all other fees described herein, Borrower shall pay to Agent a fee in the amount set forth below, which fee is and shall be considered a part of and included within the Obligations. Such fee shall be $1,000,000.00 if the Fee Calculation Date (defined below) is before December 31, 2005, and on December 31, 2005 and on the last day of each calendar month thereafter such fee shall increase by $100,000.00 until the Fee Calculation Date. This fee is the same as the fee (although different in amount) described in paragraph 1 of that certain letter agreement dated April 8, 2005 between Agent, the Loan Parties and the Lenders. Such fee shall be paid on or before the earlier of (A) the Facility Termination Date, (B) June 30, 2006 or (C) any payment in full of the Term Loan (the “Fee Due Date”), and such fee may not be prepaid. The Fee Calculation Date is the date that is the later of (i) the Fee Due Date and (ii) the date of payment of such fee to the Agent. Upon receipt, the Agent will apply such fee ratably among the Lenders, based upon their respective shares of the Aggregate Commitment at the time of such payment.

2.3 Section 2.7.2 of the Credit Agreement is hereby amended to read as follows:

2.7.2. Mandatory Prepayments. In addition to any scheduled installments due on the Loans, the following mandatory prepayments shall be made:

(i) Sale of Assets: Upon the sale, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries (other than the sale of inventory in the ordinary course of business the sale of up to $250,000.00 of other assets per calendar year, the sale of any assets described in the letter agreement dated July 20, 2005 between the Borrower, Agent, Loan Parties and Lenders, and the sale of assets described in Section 2.7.2(x) below) which is permitted by the terms of the Loan Documents or authorized by the Lenders, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of the net proceeds realized from such sale, transfer or other disposition, and such payment shall be applied in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then principal), and after payment thereof,

(b) to the Term Loan (first all Obligations other than interest or principal, then principal in inverse order of maturity), and after payment thereof,

(c) to the Revolving Loans (first all Obligations other than interest or principal, and then principal), and after payment thereof,

(d) if and to the extent required at such time by the Revolver B Lenders, to some or all of the accrued interest on the Revolver B Loans, and after payment thereof,

(e) if and to the extent required at such time by the Required Lenders, to some or all of the accrued interest on either or both of the Term Loan and the Revolving Loans, and after payment thereof,

(f) if required at such time by the Required Lenders, to the Cash Collateralization of all LC Obligations, and thereafter,

(g) to any of the other remaining Obligations as the Required Lenders specify.

(ii) Sale of Stock: Upon the sale of any common stock, preferred stock, warrant or other equity (other than the exercise of stock options by employees, officers and directors) Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from such sale or issuance, and such payment shall be applied in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then principal), and after payment thereof,

(b) to the Obligations (other than interest) under the Term Loan or the Revolving Loans, or in part of both, as the Borrower may choose, provided that all prepayments on the Term Loan shall be applied first to principal installments thereunder in the inverse maturity thereof, then to any other such Obligations under the Term Loan, and after payment thereof,

(c) if and to the extent required at such time by the Revolver B Lenders, to some or all of the accrued interest on the Revolver B Loans, and after payment thereof,

(d) if and to the extent required at such time by the Required Lenders, to some or all of the accrued interest on either or both of the Term Loan and the Revolving Loans, and after payment thereof,

(e) if required at such time by the Required Lenders, to the Cash Collateralization of all LC Obligations, and thereafter.

(f) to any of the other remaining Obligations as the Required Lenders specify.

(iii) Issuance of Subordinated Indebtedness: Upon the receipt of proceeds from the issuance of any permitted Subordinated Indebtedness, other than the XYZ Subordinated Indebtedness, Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from such sale or issuance, and such payment shall be applied in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then principal), and after payment thereof,

(b) to the Obligations (other than interest) under the Term Loan or the Revolving Loans, or in part of both, as the Borrower may choose, provided that all prepayments on the Term Loan shall be applied first to principal installments thereunder in the inverse maturity thereof, then to any other such Obligations under the Term Loan, and after payment thereof,

(c) if and to the extent required at such time by the Revolver B Lenders, to some or all of the accrued interest on the Revolver B Loans, and after payment thereof,

(d) if and to the extent required at such time by the Required Lenders, to some or all of the accrued interest on either or both of the Term Loan and the Revolving Loans, and after payment thereof,

(e) if required at such time by the Required Lenders, to the Cash Collateralization of all LC Obligations, and thereafter,

(f) to any of the other remaining Obligations as the Required Lenders specify.

(iv) Excess Cash Flow: On or before each date on which the Borrower’s annual audited financial statements are required to be delivered pursuant to this Agreement, commencing with the fiscal year ending May 31, 2006, the Borrower shall make a mandatory prepayment in an amount equal to fifty percent (50%) of the Excess Cash Flow, if positive, for the most recently ended fiscal year. For purposes hereof, the term Excess Cash Flow, as to the applicable period, means Consolidated EBITDA, less (i) Consolidated Interest Expense, (ii) taxes paid, (iii) principal payments on the Term Loan, (iv) Capital Expenditures, and (v) dividends and distributions permitted in this Agreement. Such payment shall be applied in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then principal), and after payment thereof,

(b) to the Term Loan (first all Obligations other than interest or principal, then principal in inverse order of maturity), and after payment thereof,

(c) to the Revolving Loans (first all Obligations other than interest or principal, and then principal), and after payment thereof,

(d) if and to the extent required at such time by the Revolver B Lenders, to some or all of the accrued interest on the Revolver B Loans, and after payment thereof,

(e) if and to the extent required at such time by the Required Lenders, to some or all of the accrued interest on either or both of the Term Loan and the Revolving Loans, and after payment thereof,

(f) if required at such time by the Required Lenders, to the Cash Collateralization of all LC Obligations, and thereafter,

(g) to any of the other remaining Obligations as the Required Lenders specify.

(v) Borrowing Base Deficiency. If the aggregate principal amount of the outstanding Revolving Loans and LC Obligations as of any date exceeds the Borrowing Base, the Borrower shall immediately make a mandatory principal payment on the Revolving Loans necessary to establish compliance. Likewise, if the aggregate principal amount of outstanding Revolver B Loans as of any date exceeds the Revolver B Borrowing Base, the Borrower shall immediately make a mandatory principal payment on the Revolving B Loans necessary to establish compliance.

(vi) Collections of Large Disputed Accounts. Upon the receipt of any proceeds from the collection of any Large Disputed Accounts, Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such proceeds. Such payment shall be applied in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then principal), and after payment thereof,

(b) to the Obligations under the Revolving Loans (first to all Obligations other than interest or principal, and then principal), and then to the Obligations under the Term Loan (first all Obligations other than interest or principal, then principal in inverse order of maturity), up to an amount so that the aggregate amount applied to principal of Revolving Loan B, the Revolving Loans and the Term Loan under Sections 2.7.2(vi)(a) and this Section 2.7.2(vi)(b) equals the lesser of (i) $10,000,000 or (ii) such lesser amount to which the $10,000,000 amount referenced in Section

2.1.5(i) has been reduced pursuant to the last sentence of Section 2.1.5, and after payment of such amount,

(c) (1) thirty percent (30%) of the remaining proceeds in this order:

(A) to the Revolving Loans (first to all Obligations other than interest or principal, and then to principal), and then,

(B) to the Term Loan (first to all Obligations thereunder other than interest or principal, then principal in the inverse order of maturity thereof), and then

(C) As provided in (d), (e) and (f) below, and

(2) seventy percent (70%) of the remaining proceeds in this order:

(A) to the Term Loan (first to all Obligations thereunder other than interest or principal, then principal in the inverse order of maturity thereof), and then,

(B) to the Revolving Loans (first to all Obligations other than interest or principal, and then to principal), and then,

(C) As provided in (d), (e) and (f) below, and

(d) if and to the extent required at such time by the Revolver B Lenders, to some or all of the accrued interest on the Revolver B Loans, and after payment thereof,

(e) if and to the extent required at such time by the Required Lenders, to some or all of the accrued interest on either or both of the Term Loan and the Revolving Loans, and after payment thereof,

(f) if required at such time by the Required Lenders, to the Cash Collateralization of all LC Obligations, and thereafter,

(g) to any of the other remaining Obligations as the Required Lenders specify.

(vii) Excess Cash. If at any time Borrower and the Subsidiaries own or hold Non-Earmarked Cash such that there is any Excess Cash Amount, Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to the Excess Cash Amount, and such payment shall be in the following order:

(a) to the Revolver B Loans (first all Obligations other than interest or principal, then principal), and after payment thereof,

(b) to the Obligations (other then interest) under the Term Loan or the Revolving Loans, or in part of both, as the Borrower may choose, provided that all prepayments on the Term Loan shall be applied first to principal installments thereunder in the inverse maturity thereof, then to any other such Obligations under the Term Loan, and after payment thereof,

(c) if and to the extent required at such time by the Revolver B Lenders, to some or all of the accrued interest on the Revolver B Loans, and after payment thereof,

(d) if and to the extent required at such time by the Required Lenders, to some or all of the accrued interest on either or both of the Term Loan and the Revolving Loans, and after payment thereof,

(e) if required at such time by the Required Lenders, to the Cash Collateralization of all LC Obligations, and thereafter,

(f) to any of the other remaining Obligations as the Required Lenders specify.

(viii) Accounts Receivable. If no Default or Unmatured Default has occurred and is continuing, immediately upon collection of any Account (other than Large Disputed Accounts) Borrower shall immediately (i) if such payment is required in accordance with the first sentence of Section 2.7.2.(v) to establish compliance with the Borrowing Base, make a mandatory principal payment in an amount necessary to establish compliance with the Borrower Base, to be applied to the Revolving Loans, and (ii) make a mandatory prepayment on the Revolver B Loans if and to the extent there are any Obligations outstanding under the Revolver B Loans. If a Default or Unmatured Default has occurred and is continuing, immediately upon collection of any Account (other than Large Disputed Accounts) Borrower shall immediately make a mandatory payment in an amount equal to the full amount collected, provided that (A) such prepayment shall first be applied in accordance with Section 2.7.3 and (B) the remainder of such prepayment shall be applied as specified by the Required Lenders.

(ix) Unmatured Default or Default. If any Unmatured Default or Default has occurred and is continuing at the time of any of the events or circumstances described in Sections 2.7.2(i) through (vii) that result in the obligation to make a mandatory prepayment, Borrower shall make the mandatory prepayments required by Sections 2.7.2(i) through (vii); provided that (A) such prepayments shall first be applied in accordance with Section 2.7.3 and (B) the remainder of such prepayments shall be applied as specified by the Required Lenders, notwithstanding any contrary provision in Sections 2.7.2(i) through (vii).

(x) Sale Waivers. Lenders agree to the following (the “Sale Waivers”): (i) notwithstanding Sections 6.4 and 6.13 of this Agreement, Borrower or one or more of its Subsidiaries may sell, outside the ordinary course of business (such Person who is the selling party is hereinafter referred to as the “Seller”), the property described on the attached Exhibit “B” (the “Sale Property”) (which property Borrower has determined to be surplus, not necessary for Borrower’s business plans or otherwise in the Borrower’s best interests to sell), according to the terms set forth on Exhibit “B” or referred to in Exhibit “B” (the “Subject Sale”), (ii) notwithstanding the provisions of Section 2.1.5 of the Credit Agreement, the $10,000,000.00 amount set forth in Section 2.1.5(i) shall be reduced by the amount of proceeds received from the Subject Sale only to the extent that, on the date of Borrower’s receipt of the first proceeds from such Subject Sale, there exists any outstanding principal balance of Revolver B, and (iii) notwithstanding Section 4.1.5 of the Security Agreement and Exhibit B, paragraph 8 of the applicable Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement (the “Mortgage”) by the Seller in favor of the Agent, the Subject Sale is not restricted, limited or prohibited by the Mortgage. The Sale Waivers are subject to the satisfaction of all the conditions precedent to the effectiveness of this Amendment. Notwithstanding the foregoing, the Sale Waivers shall be applicable only if the Subject Sale meets the following requirements (collectively the “Subject Sale Requirements”):

(i) except as specifically set forth on Exhibit “B”, the Subject Sale shall be for cash paid to the Seller in full on or before closing and before transfer of possession or delivery of the applicable Sale Property to the purchaser;

(ii) the sale price for the Sale Property shall be no less than the amount set forth on Exhibit “B” unless otherwise agreed by the Required Lenders;

(iii) all other terms of the Subject Sale shall be in accordance with Exhibit “B”;

(iv) all “Net Cash Sale Proceeds” (as defined below) of the Subject Sale shall be paid to Agent immediately upon receipt by the applicable Loan Party for application to the Obligations as provided in Exhibit “B”;

(v) all requirements relating to the Subject Sale set forth on Exhibit “B” are met;

(vi) the definitive agreements for the Subject Sale shall be acceptable to Agent and Agent’s counsel;

(vii) the Subject Sale must be closed and all Net Cash Sale Proceeds paid to Agent on or before September 30, 2005; and

(viii) within two (2) Business Days of closing the Subject Sale, Borrower shall deliver to Agent a completed Borrowing Base Certificate prepared as of the time immediately after closing of such Subject Sale, certified by the chief financial officer of the Borrower.

The term “Net Cash Sale Proceeds” in regard to any Subject Sale shall mean the amount of cash received by the Seller and all other Loan Parties on account of or arising from the closing of such Subject Sale minus the sum of the Seller’s reasonable and necessary expenses incurred in connection with the negotiation and consummation of such Subject Sale. To the extent the Sales Waivers are applicable to any particular Sale Property, Agent shall, and is authorized by all Lenders to, release all mortgages, liens and security interests encumbering such Sale Property upon receipt by Agent of Net Cash Sale Proceeds from the applicable Subject Sale in an amount greater than or equal to (or constituting) the Release Price reflected on Exhibit “B” or such other amount as may be authorized by the Required Lenders.

The Sale Waivers are limited to the Subject Sale provided that it meets the Subject Sale Requirements and shall not waive any provisions of the Credit Agreement or any of the other Loan Documents as they may relate to any other facts and circumstances. The Subject Sale is mutually exclusive of those Subject Sales (the “Other Subject Sales”) described in that certain waiver letter and amendment dated on or about July 20, 2005 (the “Waiver Letter”, a true and complete copy of which is attached hereto as Exhibit “C” and made a part hereof), and none of the Other Subject Sales shall be affected or addressed by the terms of this Agreement, nor shall the Subject Sale be affected or addressed by the Waiver Letter.

2.5 Section 2.23 of the Credit Agreement is amended by replacing the term “this Section 2.21” with “this Section 2.23”. The definition of “Highest Lawful Rate” is hereby amended by deleting the last sentence of such definition in its entirety.

2.5 Section 6.27 of the Credit Agreement is hereby amended to read as follows:

6.27 Financial Covenants.

6.27.1. Minimum Augmented Consolidated EBITDA. The Borrower will not permit Augmented Consolidated EBITDA for each test period set forth below, as determined on the designated test date for each such period, to be less than the minimum amount set forth opposite such period:

TEST PERIODS	MINIMUM AUGMENTED CONSOLIDATED EBITDA	TEST DATE
June 1, 2005 through August 31, 2005	$4,135,000.00	September 30, 2005
June 1, 2005 through November 30, 2005	$7,493,000.00	December 31, 2005
June 1, 2005 through February 28, 2006	$10,651,000.00	March 31, 2006
June 1, 2005 through May 31, 2006	$15,302,000.00	June 30, 2006

6.27.2. Senior Fixed Charge Coverage Ratio. The Borrower will not permit the following ratio, determined as of the end of each of the fiscal quarters of Borrower, to be less than 1.00: (i) Augmented Consolidated EBITDA for the fiscal year to date, minus cash dividends and cash distributions made or paid during the same period, to (ii) (A) scheduled current maturities of the Term Loan for the fiscal year to date, plus (B) scheduled current maturities of the Hake Group Acquisition carry-back financing for the fiscal year to date, plus (C) Consolidated Interest Expense for the year to date (excluding amounts included in Consolidated Interest Expense for (1) amortization of deferred financing fees, (2) amortization of pre-paid interest related to the XYZ Subordinated Obligations, (3) accretion related to the Hake Group Acquisition carry-back financing and (4) interest attributable to the Additional Accrued Margin that is neither paid nor due and payable during the fiscal year to date), plus (D) current maturities on Capitalized Leases for the fiscal year to date, plus (E) Capital Expenditures paid during such fiscal year to such date.

6.27.3 Debt Service Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated EBITDA for the fiscal year to date, minus cash dividends and cash distributions made or paid during the same period, to (ii) (A) scheduled current maturities of the Term Loan for the fiscal year to date, plus (B) scheduled current maturities of the Hake Group Acquisition carry-back financing for the fiscal year to date, plus (C) Consolidated Interest Expense for the year to date (excluding amounts included in Consolidated Interest Expense for (1) amortization of deferred financing fees, (2) amortization of pre-paid interest related to the XYZ Subordinated Obligations, (3) accretion related to the Hake Group Acquisition carry-back financing and (4) interest attributable to the Additional Accrued Margin that is neither paid nor due and payable during the fiscal year to date), plus (D) current maturities on Capitalized Leases for the fiscal year to date, to be less than the following:

1.43 for the period ending August 31, 2005

1.65 for the period ending November 30, 2005

1.65 for the period ending February 28, 2006

1.38 for the period ending May 31, 2006.

2.6 The following is hereby added immediately prior to the penultimate sentence of Section 2.5 of the Credit Agreement: “The Borrower agrees to pay to the Agent for the account of each Revolver B Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Revolver B Lender’s Revolving B Loan Commitment from August 1, 2005 to and including the Revolver B Termination Date, payable on each Payment Date hereafter and on the Revolver B Termination Date.”

2.7 A new Section 6.29 is hereby added to the Credit Agreement as follows:

6.29 Landlord Waivers. Upon request of Agent, Borrower shall use its best efforts to obtain written landlord waivers in form acceptable to Agent from all landlords of property leased to Borrower or any other Loan Party, waiving any landlord’s lien or other interest in any personal property or fixtures of Borrower or such Loan Party located at any leased premises.

3. June 8, 2005 Waiver Letter. That certain letter agreement dated June 8, 2005 between the Agent, the Lenders and the Borrower is hereby cancelled and of no further force and effect.

4. Conditions of this Amendment. The obligations of Agent and Lenders under this Amendment shall become effective upon the satisfaction of the following conditions precedent:

4.1. Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed, each dated the same date as this Amendment (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and its legal counsel:

4.1.1. executed counterparts of this Amendment and all other documents and instruments requested by Agent, sufficient in number for distribution to each Lender and Borrower;

4.1.2. such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party;

4.1.3. such documents and certificates as Agent may reasonably require to evidence that each Loan Party is duly organized or formed and that Borrower is, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

4.1.4. fully executed originals of the Ratification of Security Agreement and Ratification of Guaranty Agreement, in the forms set forth on Schedules “1-A” and “1-B”, respectively, attached hereto, for each party thereto.

4.2. Agent’s receipt of such other assurances, certificates, documents, instruments, agreements, consents, evidence of perfection of all Liens securing the Obligations and opinions as Agent reasonably may require.

4.3. Unless waived by Agent, Borrower shall have paid (i) all fees, expenses and disbursements of any law firm or other external counsel for Agent and Lenders and of Capstone

Corporate Recovery, LLC, to the extent invoiced prior to the date hereof, plus (ii) such additional amounts of such fees, expenses and disbursements of such counsel as shall constitute its reasonable estimate thereof incurred or to be incurred by it through the closing proceedings as to this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

4.4. Original certificates of title as to motor vehicles of any of the Loan Parties that Agent may request.

4.5. Guaranty Agreements by any Subsidiary of Borrower that is not currently party to a Guaranty Agreement.

4.6. Security Agreements by any Subsidiary of Borrower that is not currently party to a Security Agreement.

5. Representations and Warranties. Borrower certifies, covenants, represents and warrants to and with Agent and Lenders that, after giving effect to the amendments to the Credit Agreement contemplated by this Amendment: (i) no Default or Unmatured Default exists; (ii) attached as Exhibit “A” is a full and complete list of all Borrower’s Subsidiaries as of the date of this Amendment; and (iii) the representations and warranties contained in Article V of the Credit Agreement are true and correct as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

6. Defaults Unaffected. Except as may be expressly set forth herein, nothing contained in this Amendment shall prejudice, act as, or be deemed to be a waiver of any Default or Unmatured Default or any right or remedy available to Agent or any Lender by reason of the occurrence or existence of any fact, circumstance or event constituting a Default or Unmatured Default.

7. Releases. Borrower, for itself and on behalf of all its predecessors, successors, assigns, agents, employees, representatives, officers, directors, general partners, limited partners, joint shareholders, beneficiaries, trustees, administrators, subsidiaries, affiliates, employees, servants and attorneys (collectively the “Releasing Parties”), hereby releases and forever discharges Agent and each Lender and their respective successors, assigns, partners, directors, officers, agents, attorneys, and employees from any and all claims, demands, cross-actions, controversies, causes of action, damages, rights, liabilities and obligations, at law or in equity whatsoever, known or unknown, whether past, present or future, now held, owned or possessed by the Releasing Parties, or any of them, or which the Releasing Parties or any of them may, as a result of any actions or inactions occurring on or prior to the Effective Date, hereafter hold or claim to hold under common law or statutory right, arising, directly or indirectly out of the Loan or any of the Loan Documents or any of the documents, instruments or any other transactions relating thereto or the transactions contemplated thereby.

Borrower understands and agrees that this is a full, final and complete release and agrees that this release may be pleaded as an absolute and final bar to any or all suit or suits pending or which may hereafter be filed or prosecuted by any of the Releasing Parties, or anyone claiming by, through or under any of the Releasing Parties, in respect of any of the matters released hereby, and that no recovery on account of the matters described herein may hereafter be had from anyone whomsoever, and that the consideration given for this release is no admission of liability.

8. USA PATRIOT Act Notice. Agent hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and the Lenders are or may be required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow Agent and Lenders to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.

9. Reimbursement. Borrower agrees to reimburse Agent for any costs, expenses, and fees (including reasonable attorney fees) incurred in connection with the preparation of this Amendment and all documents, instruments and agreements contemplated hereby or that may be executed in conjunction herewith.

10. Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Oklahoma.

11. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be effective when it has been executed by the Borrower, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Agent have executed this Amendment as of the date first above written.

MATRIX SERVICE COMPANY

By:	/s/ George L. Austin
George L. Austin, Vice President

Notice Address:	10701 East Ute Street Tulsa, OK 74116
Attention: George L. Austin, Vice President

Telephone:	(918) 838-8822
FAX:	(918) 838-8810

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)) Lender, LC Issuer and as Agent

By:	/s/ Hal E. Fudge
Hal E. Fudge, First Vice President

Notice Address:	Mail Code TX1-2454 P.O. Box 655415 Dallas, Texas 75265-5415

Attention:	Hal E. Fudge, First Vice President
Telephone:	(214) 290-2799
FAX:	(214) 290-2740

INTERNATIONAL BANK OF COMMERCE, successor in interest to LOCAL OKLAHOMA BANK, an Oklahoma Banking Corporation, formerly known as LOCAL OKLAHOMA BANK, NA

By:	/s/ David G. Moore
David G. Moore, Senior Vice President

Notice Address:	3601 NW 63rd Oklahoma City, OK 73116

Attention: David G. Moore, Senior Vice President
Telephone:	(405) 841-2966
FAX:	(405) 841-2375

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick A. McGovern
Patrick A. McGovern, Sr. Vice President

Notice Address:	123 South Broad Street 14th Floor – PA1246 Philadelphia, PA 19109
Attention: Patrick A. McGovern, Sr. Vice President

Telephone:	(215) 670-6620
FAX:	(215) 670-6645

UMB BANK, N.A.

By:	/s/ Michael P. Nash
Michael P. Nash, Senior Vice President

Notice Address:	1437 South Boulder Avenue Suite 150 Tulsa, OK 74119

Attention: Michael P. Nash, Senior Vice President
Telephone:	(918) 295-2003
FAX:	(918) 295-2020

WELLS FARGO BANK, NA (formerly known as Wells Fargo Bank Texas, NA)

By:	/s/ Roger Fruendt
Roger Fruendt, Senior Vice President

Notice Address:	1000 Louisiana Street MS T5001-047 Fourth Floor Houston, TX 77002
Attention: Roger Fruendt, Senior Vice President

Telephone:	(713) 319-1403
FAX:	(713) 739-1076

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A	-	List of Subsidiaries
Exhibit B	-	Sale Property
Schedule B-1		Assets to be Sold
Schedule B-2		Allentech Division
Exhibit C	-	July 20, 2005 Waiver Letter

EXHIBIT “A”

(BORROWER’S SUBSIDIARIES)

Matrix Service Inc., an Oklahoma corporation

Matrix Service Inc., an Ontario, Canada corporation

Hake Group, Inc., a Delaware corporation

Bogan, Inc. (including Fiberspec, a division), a Pennsylvania corporation

Hover Systems, Inc., a Pennsylvania corporation

I&S, Inc., a Pennsylvania corporation

McBish Management, Inc., a Pennsylvania corporation

Mechanical Construction, Incorporated, a Delaware corporation

Mid-Atlantic Constructors, Inc., a Pennsylvania corporation

Talbot Realty, Inc., a Pennsylvania corporation

Bish Investments, Inc., a Delaware corporation

I & S Joint Venture, L.L.C., a Pennsylvania limited liability company

Matrix Service Industrial Contractors, Inc., an Oklahoma corporation

Matrix Service Specialized Transport, Inc., a Pennsylvania corporation

San Luis Tank S.A. de C.V., a Mexican corporation

Matrix Service, Inc., Panama, a Panama corporation

Matrix Service Industrial Contractors Canada, Inc., a Delaware corporation

Matrix Service Industrial Contractors ULC, a Nova Scotia unlimited company

Exhibit “B”

Common Name	Legal Description of Any Real Property Included (As Applicable)	Price	Release Price	Payment and Certain Other Terms	Application of Net Sale Proceeds after Receipt by Agent
Allentech Division	See Schedule B-1	$3,150,000

$3,100,000

plus pledge and assignment of all Seller’s rights to receive the additional $350,000 and all related rights in form acceptable to Agent, and with documents evidencing such obligation also in form acceptable to Agent

				Net Cash Sale Proceeds (less $350,000) paid at closing, plus an additional $350,000 paid in cash on or before the date one year after closing. Buyer’s obligation to pay the $350,000 to be secured by a letter of credit or other adequate security with Borrower’s and Seller’s rights therein to be pledged and assigned to Agent to secure repayment of the Loans pursuant to documentation acceptable to Agent	Of Net Cash Sale Proceeds received at closing, 1/2 to be applied to principal balance of the Term Loan in the inverse order of maturity, the other 1/2 to be applied to the principal balance of the Revolving Loan (but not Revolving B Loan) (with no corresponding decrease in the Revolving Loan Commitment). The final payment of $350,000 (and all interest thereon) shall be applied to the principal balance of the Revolving Loan (with no corresponding decrease in the Revolving Loan Commitment). Notwithstanding the foregoing, if as of the date of receipt of any such proceeds an Unmatured Default or Default has occurred and is continuing, all proceeds shall be applied as specified by the Required Lenders

SCHEDULE B-1

Description of Assets to be Sold

Allentech Division-3174-3194 Airport Road, Bethlehem, PA

The assets to be sold are not necessarily all those assets that Borrower has assigned to or categorized as part of the Allentech Division. The assets to be sold are described on the attached Schedule B-2. The Allentech division is a light manufacturer/assembler of aluminum roofs.

SCHEDULE B-2

(Allentech Division)

All the following assets assigned or attributed to Borrower’s Allentech Division (“Allentech”):

* all tradenames, trademarks, servicemarks, logos and promotional materials (in all media) and other intellectual property rights, all leases and vendor contracts, trade secrets and customer lists and all furniture, fixtures, machinery, equipment, inventory, raw materials, work in progress, contracts for Allentech’s goods or services, cash and accounts receivable and all other assets used primarily in the operation of or necessary to Allentech’s business, excluding all assets utilized in the Allentech-Tulsa, Oklahoma operations.